State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 07/23/2014
FILED 10:00 AM 07/23/2014
SRV 140985789 - 5574625 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A CLOSE CORPORATION
Of
UNORTH, INC.

FIRST. The name of the Corporation is **UNORTH, INC.**

SECOND. Its registered office in the State of Delaware is to be located at **ONE COMMERCE CENTER - 1201 ORANGE ST. #600** in the City of **WILMINGTON** County of **NEW CASTLE** Zip Code **19899.** The registered agent in charge thereof is **INCORP SERVICES, INC.**

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is **10,000,000** shares of Common Stock, **$.0001** par value.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The name and mailing address of the incorporator are as follows: **MICHAEL M. FARO, PO BOX 1116, CAMPBELL, CA 95009-1116**

SEVENTH. All of the Corporation's issued stock of all classes, exclusive of treasury shares, shall be represented by certificates and shall be held of record by not more than a specified number of persons, not exceeding 30.

EIGHTH. All of the issued stock of all classes shall be subject to 1 or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law of State of Delaware.

NINTH. The Corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933 as it may be amended from time to time.

TENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

a. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.
b. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
c. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ELEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TWELFTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby execute this Certificate of Incorporation on July 22, 2014.

Michael M Faro, Sole Incorporator

{B1740993; 2}

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:33 PM 08/15/2014
FILED 04:33 PM 08/15/2014
SRV 141078092 - 5574625 FILE

CERTIFICATE OF MERGER

of

UNORTH, LLC
(a California limited liability company)

with and into

UNORTH, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is UNorth, Inc., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is UNorth, LLC, a California limited liability company.

SECOND: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The merger is to become effective concurrently with the filing of this certificate.

FIFTH: The Agreement of Merger is on file at the principal office of the surviving entity, UNorth, Inc., 1600 E Desert Inn Rd, Suite 280, Las Vegas, NV 89169.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder, director, manager or member of any constituent corporation or any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of UNorth, Inc., as currently in effect.

IN WITNESS WHEREOF, UNorth, Inc. has caused this certificate to be signed by an authorized officer on July 22, 2014.

UNORTH, INC.

By: ______________________
Name: Michael M Faro
President, General M

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:25 PM 03/21/2016
FILED 01:25 PM 03/21/2016
SR 20161763557 - File Number 5574625

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNORTH, INC.

Pursuant to Section 245 of the
Delaware General Corporation Law

UNORTH, INC., a corporation existing under the laws of the State of Delaware (the "Corporation"), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the corporation is UNORTH, INC. (hereinafter called the "Corporation").

2. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 23, 2014.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242, 245 and 346 of the General Corporation Law of the State of Delaware ("GCL").

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Mota Group, Inc. (hereinafter called the "Corporation").

SECOND: The registered office of the Corporation is to be located at One Commerce Center – 1201 Orange Street #600 in the City of Wilmington, County of New Castle, 19899. The name of its registered agent at that address is Incorp Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

FOURTH: The name and mailing address of the incorporator is: Michael M. Faro, PO Box 1116, Campbell, CA 95009-1116.

FIFTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 11,000,000, of which 10,000,000 shares shall be common stock of par value $.0001 per share ("Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share ("Preferred Stock").

A. Preferred Stock. The Board of Directors is expressly granted authority to

issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by

the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C. Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Company's officers and directors to cover any loss that such individuals may sustain as a result of such individuals' agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a

meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Michael Faro, its Chief Executive Officer, as of Mar 17, 2016.

Michael M Faro
Michael M Faro (Mar 17, 2016)

Michael Faro, Chief Executive Officer

Service Request# **20161455882**

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9471850
MOTA GROUP, INC
PO BOX 1116
CAMPBELL
CAMPBELL, CA 95009

03-02-2016

ATTN: ECORP

DESCRIPTION		AMOUNT
5978787 - MOTA GROUP CORPORATION - 06/30/2016		
0100C Name Reserve; Charge		
	Name Reservation Fee	***$75.00***
	TOTAL CHARGES	***$75.00***
	TOTAL PAYMENTS	***$75.00***
	BALANCE	***$0.00***

State of Delaware - Division of Corporations

FAX

DOCUMENT FILING SHEET

Priority 1 (One hr)	Priority 2 (Two Hr.)	Priority 3 (Same Day)	Priority 4 (24 Hour)	Priority 5 (Must Approval)	Priority 6 (Reg. Approval)	Priority 7 (Reg. Work)
☐	■	☐	☐	☐	☐	☐

DATE SUBMITTED ____________

REQUESTOR NAME National Corporate Research, LTD.

FILE DATE 05/16/17

ADDRESS 615 S. DuPont HWY
Dover, DE 19901

FILE TIME ____________

ATTN. Jen Flowers

PHONE (800) 483-1140

NAME of COMPANY/ENTITY MOTA GROUP, INC.

SRV NUMBER ____________ **FILE NUMBER** ____________ **FILER'S NUMBER** 9070044 **RESERVATION NO.** ____________

TYPE OF DOCUMENT RESTATED **DOCUMENT CODE** ____________

CHANGE of NAME ____________ **CHANGE of AGENT/OFFICE** ____________ **CHANGE OF STOCK** ____________

CORPORATIONS

FRANCHISE TAX - YEAR		$
FILING FEE		$
CERTIFIED COPIES - NO.	1	$
EXPEDITED FEES		$
RECORDER FEES - add $9.00 per page after 1st page		$
APOSTILLES ____________ country		$
	TOTAL	$

METHOD of RETURN

- ____ MESSENGER/PICKUP
- ____ FED. EXPRESS Acct.# ____________
- ☐ REGULAR MAIL
- ☐ FAX No. ____________
- ____ OTHER ____________

COMMENTS/FILING INSTRUCTIONS

CREDIT CARD CHARGES

You have my authorization to charge my credit card for this service:

____ - ____ - ____ - ____ Exp. Date ____________

Signature ____________ Printed Name ____________

AGENT USE ONLY

INSTRUCTIONS

1. Fully shade in the required Priority square using a dark pencil or marker, staying within the square.
2. Each request must be submitted as a separate item, with its own Filing sheet as the FIRST PAGE.

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MOTA GROUP, INC.

Mota Group, Inc. (the "**Corporation**"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the "**Certificate of Amendment**") amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State on March 21, 2016 (the "**Certificate of Incorporation**").

2. Article Fifth (B) of the Certificate of Incorporation is hereby amended and restated by deleting the text of Article Fifth (B) in its entirety and replacing it with the following:

> "B. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
>
> Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each two and seven tenths (2.7) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive an additional whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each an "Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate

shall have been combined, subject to the elimination of fractional share interests as described above."

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Michael Faro, its Chief Executive Officer, this 16th day of May, 2017.

By: /s/ Michael Faro_____________
Name: Michael Faro
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:35 AM 12/14/2017
FILED 08:35 AM 12/14/2017
SR 20177565556 - File Number 5574625

CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF INCORPORATION
of
MOTA GROUP, INC.
Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

Mota Group, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows. The original certificate of incorporation under the name UNorth, Inc. was filed with the Secretary of State of Delaware on July 23, 2014, and an amended and restated certificate of incorporation changing, among other things, the name of the Corporation to Mota Group, Inc. was filed with the Secretary of State of Delaware on March 21, 2016. A further amendment to the certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on or about May 16, 2017.

The Board of Directors of the Corporation and the holders of all of the outstanding voting stock of the Corporation, by unanimous written consent, duly adopted resolutions, pursuant to Section 242 and Section 228 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution of the Board of Directors setting forth the amendment is as follows:

RESOLVED: That the Board of Directors deems it advisable and in the best interests of the Corporation to amend, and does hereby amend, Article Fifth of the Certificate of Incorporation of the Corporation to read as set forth in Exhibit A hereto, subject to the approval of the stockholders of the Corporation.

Exhibit A to the foregoing resolution of the Board of Directors is as set forth in Exhibit A as set forth below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on December 8, 2017.

MOTA GROUP, INC.

By: ______________________

Michael Faro, President

{B2227794; 1}

EXHIBIT A TO CERTIFICATE OF AMENDMENT

FIFTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock, \$.0001 par value per share ("Common Stock"), and (ii) 1,000,000 shares of Non-Voting Common Stock, \$.0001 par value per share ("Non-Voting Common Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock and the Non-Voting Common Stock are subject to and qualified by the rights of the holders of any class or series of preferred stock that may be authorized after the date hereof ("Preferred Stock").

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder. There shall be no cumulative voting.

The number of authorized shares of Common Stock and/or Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. NON-VOTING COMMON STOCK.

1. Relative Rights of the Common Stock and Non-Voting Common Stock. Except as otherwise provided herein or by applicable law, all shares of Common Stock and Non-Voting Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. Except as otherwise required herein or by applicable law, each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation, and the holders of the Non-Voting Common Stock shall have no right to vote for the election of directors or on any other matters submitted to a vote of stockholders of the Corporation; provided that the holders of Non-Voting Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization (not including a stock split), in which shares of Non-Voting Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for the shares of Common Stock or would otherwise be treated differently from shares of Common Stock in connection with such transaction.

2. Dividends. The holders of shares of Common Stock shall be entitled to receive, when and

as declared by the board of directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends either in cash, in property or in shares of capital stock. As and when dividends are declared or paid on Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided that (i) if dividends are declared which are payable in shares of Common Stock or Non-Voting Common Stock, dividends shall be declared which are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Non-Voting Common Stock shall be payable to holders of that class of stock and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Non-Voting Common Stock, at such holder's request, dividends consisting of nonvoting securities of the Corporation which are otherwise identical to such new voting securities.

3. Dissolution, Liquidation or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the preferred stock that may be issued in the future, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. The holders of the Common Stock and the Non-Voting Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

4. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

5. Restriction on Transfer; Conversion of Non-Voting Common Stock into Common Stock. Until the occurrence of a Trading Event (as defined below), the Non-Voting Common Stock may not be sold or otherwise transferred without the written consent of the Corporation. All Non-Voting Common Stock shall be automatically converted into (voting) Common Stock on a share-for-share basis upon the occurrence of a Trading Event. A "Trading Event" shall mean the later of (i) one year after the first issuance of Non-Voting Common Stock or (ii) the listing for trading of the Common Stock on either the OTC Bulletin Board, Nasdaq or the NYSE MKT. One or both of the foregoing provisons may be waived or accelerated by the Corporation's Board of Directors.